Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 300,164,313.13		$ 45,955.16
	Total Transaction Valuation:	$ 300,164,313.13
	Total Fees Due for Filing:			$ 45,955.16
	Total Fees Previously Paid:			$ 45,955.16
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	1) Calculated as the aggregate maximum purchase price for units of beneficial interest, based upon the estimated net asset value per unit as of July 31, 2025. The fee of $45,955.16 was paid in connection with the filing of the Schedule TO-I by AMG Pantheon Master Fund, LLC (File No. 005-89631) on September 22, 2025 (the "Schedule TO"). This is the final amendment to the Schedule TO and is being filed to report the results of the offer. 2) Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A